Exhibit 10.1

TERMINATION AGREEMENT

This Termination Agreement (“Agreement”) is dated as of October 21, 2004 between Merrill Lynch International (“MLI”) and Fisher Communications, Inc. (“Fisher”).

WHEREAS, MLI and Fisher are parties to an ISDA Master Agreement (Multicurrency – Cross Border), and a Schedule thereto, each dated as of April 5, 2002 (“Master Agreement”);

WHEREAS, MLI, acting through its agent, Merrill Lynch, Pierce, Fenner & Smith (“MLPFS”), and Fisher are parties to (1) a transaction (ML Ref: 0281606) evidenced by a confirmation dated April 5, 2002; (2) a transaction (ML Ref: 0281652) evidenced by a confirmation dated April 5, 2002; (3) a transaction (ML Ref: 0281674) evidenced by a confirmation dated April 5, 2002; (4) a transaction (ML Ref: 0281695) evidenced by a confirmation dated June 3, 2002 (the “Subject Transactions”) and (the “Subject Confirmations”)

WHEREAS, MLI and Fisher desire to terminate the Subject Transactions and Subject Confirmations on the terms and conditions of the Master Agreement or any other Transactions or Confirmations thereunder (each capitalized term not defined herein shall have the respective meaning ascribed to such term in the Master Agreement).

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, MLI and Fisher hereby mutually covenant and agree as follows:

1. Termination of Transaction. The Subject Transactions and Subject Confirmations shall be terminated, canceled, and of no further force and effect upon MLI’s receipt of payment of the settlement amount (the “Settlement Amount”) to be determined by the Calculation Agent (as defined in the Master Agreement) in accordance with the Master Agreement and Subject Confirmations upon completion of MLI’s hedging transactions in connection with this Agreement (such hedging transactions occurring during a “Hedging Period”).

2. Liens. Each of MLI and MLPFS acknowledges and agrees that: (a) it has received, in connection with the repayment and termination contemplated hereby, all notices required to be delivered by Fisher pursuant to the Master Agreement and Subject Confirmations in the manner set forth in the Master Agreement and Subject Confirmations; and (b) upon payment of the Settlement Amount by Fisher to MLI, any and all liens and/or other encumbrances (if any) granted to MLI and/or MLPFS pursuant to the Master Agreement in connection with the Subject Transactions or under the Subject Confirmations (including, but not limited to, any and all liens and/or other encumbrances (if any) upon the Safeco Corporation shares to which the Subject Confirmations relate) shall be indefeasibly extinguished, and Fisher will not be subject to any claim by or owe any obligation to MLI or MLPFS under the Master Agreement or Subject Confirmations.

3. Securities Laws. (a) Fisher hereby represents as of the date hereof and on each day of the Hedging Period that it has no material, non-public information in respect of SAFECO Corporation.

(b) Fisher hereby covenants that it shall inform MLI immediately in the event that Fisher becomes aware, or comes into possession, of any material, non-public information in respect of SAFECO Corporation.

3. Due Authorization. Each of MLI, MLPF&S, and Fisher hereby represents and warrants that the execution of this Agreement has been duly authorized by all necessary corporate action on its part and that the officer or other agent executing this Agreement on its behalf has the authority to execute the same and to bind it to the terms and conditions of this Agreement.

4. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York.

5. Entire Agreement. This Agreement constitutes the entire agreement of MLI and Fisher with respect to the Subject Transactions and Subject Confirmations and supersedes all prior discussions, agreements, and understandings of MLI and Fisher in respect thereof. Each of MLI and Fisher hereby reaffirms the terms and conditions of the Master Agreement and each Transaction and Confirmation thereunder (other than the Subject Transaction and Subject Confirmation), which shall remain in full force and effect.

6. Amendment. This Agreement shall not be amended supplemented, changed, rescinded or modified, nor may any provision hereof be waived or terminated except by a written instrument signed by MLI and Fisher.

7. Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original instrument and all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, MLI and Fisher have caused this Agreement to be executed by their duly authorized and empowered representatives as of the date first above written.

MERRILL LYNCH INTERNATIONAL

By:	/s/ Brian Carroll
Name:	Brian Carroll
Title:	Authorized Signatories

FISHER COMMUNICATIONS, INC.

By:	/s/ Robert C. Bateman
Name:	Robert C. Bateman
Title:	Chief Financial Officer

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